EXHIBIT 10.45

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT, dated as of October 31, 2016 (this "Agreement"), by and between STRATA Skin Sciences, Inc. (the "Company"), a Delaware corporation, and Frank J. McCaney ("Employee"), an individual.
W I T N E S S E T H:
WHEREAS, the Company desires to employ Employee, and Employee wishes to be employed by the Company, on the terms and subject to the conditions herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:
1.            Term.  The term of Employee's employment hereunder shall commence on November 1, 2016 (the "Effective Date") and end when terminated in accordance with Section 5 hereof (the "Term").
2.            Duties and Services.  Employee agrees to serve the Company as its President and Chief Executive Officer, reporting to the Board of Directors of the Company and any authorized committee thereof (the "Board") or the designated representative of the Board.  Employee shall have the normal duties, responsibilities, functions and authority as provided in the Company's bylaws and as customarily exercised by the President and Chief Executive Officer of a company of similar size and nature as the Company, subject to the power and authority of the Board.  Employee agrees to devote his full and entire business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill his duties hereunder to the best of his abilities and shall be engaged in other business activities only to the extent that such other activities do not materially interfere or conflict with his obligations to the Company hereunder.  In no event shall Employee's other business activities violate his obligations under Section 7 below.  The foregoing also shall not be construed as preventing Employee from (a) with the prior consent of the Board, serving on civic, educational, philanthropic or charitable boards or committees, (b) managing personal investments, and (c) providing services to businesses as approved by the Company, so long as such activities are permitted under the Company's Code of Conduct and employment policies.  Exhibit A to this Agreement contains a list of the other business and professional activities in which Employee is currently engaged and have been approved to the extent set forth on Exhibit A.  Employee shall perform his duties hereunder at the Company's principal offices, currently located in Horsham, Pennsylvania, with travel to such other places and at such times as the needs of the Company may from time-to-time dictate or be desirable.
3.            Compensation.
  (a)          Base Salary.  During the Term, the Company agrees to pay or cause to be paid to Employee, and Employee agrees to accept, a salary for all of Employee's services at the rate of $375,000 per annum (the "Base Salary"), payable in accordance with the Company's payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs.
  (b)          Cash Bonus.  With respect to each fiscal year of the Company during the continued full-time employment of Employee hereunder, commencing with the 2016 fiscal year, Employee will be eligible to receive an annual cash bonus of up to 55% of Employee's Base Salary (a "Cash Bonus") based on the achievement of certain performance-based targets and other objectives as may be established by the Board based on annual Company budgets approved by the Board from time to time; provided, however, that the Cash Bonus for the 2016 fiscal year shall be prorated based on the portion of such fiscal year during which Employee is actually employed by the Company pursuant to this Agreement.  The terms of Employee's Cash Bonus opportunity for each fiscal year shall be separately communicated to Employee by the Board, after consultation with Employee, prior to the commencement of such fiscal year.  Any Cash Bonus allocable to Employee hereunder shall be earned by Employee if and only if Employee remains actively employed on a full-time basis with the Company and is otherwise in compliance with Employee's obligations under this Agreement through the end of the fiscal year to which such Cash Bonus relates.  Any Cash Bonus awarded to Employee hereunder will be payable in a single lump sum cash payment, less applicable taxes and withholdings, not later than two and one-half months after the end of the fiscal year to which it relates in accordance with the Company's customary practices for annual bonus payments.
  (c)          Equity Incentive Programs.  Subject to the approval of the Board, on or promptly after the Effective Date, Employee shall be granted a stock option under the Company's 2016 Omnibus Incentive Plan (the "Plan") exercisable for the purchase of 1,550,000 shares of the Company's Common Stock, which shall vest as follows:
(i)          stock options to purchase up to 542,500 shares of the Company's Common Stock shall vest in three substantially equal installments on the first, second and third anniversaries of the date of grant; and
(ii)          stock options to purchase up to 1,007,500 shares of the Company's Common Stock shall vest in three substantially equal annual installments upon a determination by the Board that the Company has achieved the following milestones for the 2017, 2018 and 2019 fiscal years, respectively: (i) one-third if the Company achieves the revenue plan established by the Board for such fiscal year, (ii) one-third if the Company achieves the EBITDA plan established by the Board for such fiscal year, and (iii) one-third if the Company achieves the objectives established by the Board for such fiscal year.
If (i) a Change of Control of the Company (as defined in Section 5(d)) shall occur before the stock option vests in full and (ii) Employee is not offered post-Change of Control employment by the Company or any successor entity, or if offered such post-Change of Control employment Employee terminates his employment for Good Reason within a period of thirty (30) days after the date of the Change of Control, and Employee satisfies the requirements of Section 5(f)(iv)), such stock option shall vest in full upon the effective date of the termination of Employee's employment.  The stock option shall be subject to the terms and conditions of the Plan and shall be issued pursuant to a stock option agreement in the form approved by the Company, which shall be executed by Employee as a condition to grant.  Employee shall also be eligible to participate in other equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company in accordance with the terms of those programs.
4.            Employee Benefits; Vacation; Expenses.  During the Term:
  (a)          Employee shall be eligible to participate, in accordance with the terms and conditions thereof, in any standard group benefit plans maintained generally for senior level employees of the Company, as the same may be in effect or amended from time to time.  The foregoing, however, shall not be construed to require the Company to establish any such plans, or to prevent the Company from modifying or terminating any such plans once established.
  (b)          Employee shall receive four weeks of paid vacation per fiscal year (prorated to reflect the period of time for which Employee is actually employed by the Company pursuant to this Agreement), subject to the effective discharge of Employee's duties and responsibilities hereunder.  Vacation time will accrue on a monthly basis during any such year, and any accrued vacation time not taken during the year in which it accrued shall not have a cash value and may be rolled over to the following or any subsequent year only to the extent permitted and in accordance with then current Company policy.
  (c)          The Company shall reimburse Employee for the reasonable and necessary out-of-pocket business expenses incurred by Employee for or on behalf of the Company in furtherance of the performance of Employee's duties hereunder in accordance with the Company's policies as approved by the Board from time to time, subject in all cases to the Company's requirements with respect to reporting and documentation of such expenses.
5.            Termination.
  (a)          Notwithstanding anything to the contrary contained herein, Employee's employment under this Agreement, as well as Employee's right to any Base Salary, Cash Bonus and/or other benefits that thereafter otherwise would accrue to Employee hereunder, shall terminate upon the earliest to occur of the following events:
(i)          The death of Employee;
(ii)          The disability (as hereinafter defined) of Employee;
(iii)          In the event of Employee's voluntary decision to terminate his employment with the Company, upon the date set forth therefor in a written notice of such termination received by the Company from or on behalf of Employee; provided that the termination date shall not be sooner than two weeks following the Company's receipt of such notice;
(iv)          Upon written notice of such termination to Employee from or on behalf of the Company or the Board (or at such later date specified therein) if: (A) there shall be "Cause" (as hereinafter defined) or (B) Employee shall have advised the Company or the Board in writing of Employee's intention to terminate his employment with the Company;

(v)          Upon a Change of Control (as defined in Section 5(d)) of the Company unless the new controlling person or entity of the Company's business and/or assets determines otherwise; or
(vi)          Upon written notice of such termination to Employee from or on behalf of the Company or the Board, other than under a circumstance covered by, or when facts exist that would comprise, any of clauses (i), (ii), (iii), (iv) or (v) of this Section 5(a).
  (b)          Employee shall be deemed to be under a "disability" for purposes hereof, at the option of the Company by written notice to Employee, (i) if Employee and the Board agree that Employee is disabled, or (ii) in the event that Employee shall be unable to or shall fail to render and perform the services required of Employee under this Agreement for 30 consecutive days or an aggregate of 60 days in any consecutive 12-month period because of physical or mental incapacity or disability, such option to be exercisable by the Company.
  (c)          For purposes of this Agreement, the term "Cause" is defined as:  (i) the conviction of Employee for (or Employee's plea of nolo contendere to) a felony or a crime involving moral turpitude; (ii) Employee's material violation of any written Company policy or the material terms of this Agreement after written notice of such failure and failure to cure within ten days; (iii) Employee's failure to follow a lawful direction of the Board after written notice of such failure and failure to cure within ten days; (iv) a breach by Employee of a fiduciary responsibility owing to the Company or any of its affiliates; (v) Employee's failure to perform such duties as are reasonably delegated or assigned to Employee after written notice of such failure and failure to cure within ten days; (vi) drug or alcohol abuse by Employee, but in the first instance of such drug or alcohol abuse, only if the Employee fails to seek appropriate counseling or fails to complete a prescribed counseling program to the satisfaction of the Board; and (vii) a breach by Employee of Section 7 of this Agreement or any other obligation relating to non-competition, non-solicitation of employees, customers, licensees or licensors, confidentiality, or ownership and/or rights as to creations and/or proprietary information or property, under any written agreement in effect from time to time, in favor of the Company.
  (d)          For purposes of this Agreement, the term "Change of Control" is defined as:  (i) any "person," as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended, (the "Exchange Act") becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; provided, however, that no Change of Control shall be deemed to occur by reason of the acquisition of securities of the Company by one or more investors in the Company in capital-raising transactions; (ii) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the outstanding capital stock of the Company; (iii) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such Change of Control do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction; or (iv) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

  (e)          For purposes of this Agreement, the term "Good Reason" is defined as: Employee's decision to terminate his employment because the position offered to Employee following a Change in Control by the Company or any successor entity would result in a material reduction in Employee's duties, authority or responsibilities as in effect immediately prior to such Change of Control; provided, however, that a material reduction shall not be deemed to have occurred upon a Change of Control of the Company solely by virtue of the Company's having been acquired and made part of a larger organization or operated as a subsidiary or division of a larger company or organization and/or a change in Employee's title or reporting structure, so long as such new duties and responsibilities are reasonably commensurate with Employee's experience and there is no material reduction in Employee's Base Salary, bonus opportunity or other material term of this Agreement, including severance provisions.
  (f)          Severance; Release.
(i)          In the event of, and only upon, the termination of the employment of Employee under this Agreement pursuant to: (A) Section 5(a)(v) and either (x) Employee is not offered post-Change of Control employment by the Company or any successor entity, or (y) if offered such post-Change of Control employment, Employee terminates his employment for Good Reason within a period of 30 days after the date of the Change of Control; or (B) Section 5(a)(vi): then Employee shall be entitled to receive (I) his Base Salary and the amount of any Cash Bonus, determined in accordance with Section 3(b), earned hereunder but unpaid through the date of such termination, any benefits referred to in the first sentence of Section 4(a) in which Employee has a vested right under the terms and conditions of the employee benefit plan pursuant to which such benefits were granted ("Vested Benefits"), and (II) (a) severance in an amount equal to Employee's then current Base Salary for the Applicable Severance Period (as defined below), payable in equal monthly installments, less applicable taxes and withholdings, pursuant to the Company's normal payroll procedures over the Applicable Severance Period as provided herein, (b) vesting of Employee's stock option as set forth in Section 3(c), and (c) provided Employee timely elects, and remains eligible for, continued group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), reimbursement, on a monthly basis upon presentation of proof of payment by Employee, for COBRA premiums in an amount such that Employee's net cost (after tax) for continued health insurance coverage is the same as Employee's cost for such benefits as in effect on the date of termination and such reimbursement shall continue until the earlier of:  (i) the date that is 12 months after the date of termination, and (ii) the date Employee becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA (collectively, the "Termination Benefits").  The term "Applicable Severance Period" shall mean (x) in the case of a termination of employment pursuant to clause (A) of this Section 5(f)(i), a period of 18 months, and (y) in the case of a termination of employment pursuant to clause (B) of this Section 5(f)(i), a period of 12 months.
(ii)          Any Termination Benefits due under Section 5(f)(i) shall commence as soon as administratively feasible within 60 days after Employee's termination of employment provided Employee has timely executed and returned the Release referred to in Section 5(f)(iv) and, if a revocation period is applicable, Employee has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Termination Benefits shall begin to be paid in the second calendar year.  On the date that Termination Benefits commence, the Company will pay Employee in a single lump sum payment, less applicable taxes and withholding, the Termination Benefits that Employee would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the Termination Benefits to be paid as originally scheduled.  Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each installment payment is considered a separate payment.  To the full extent permitted by Code section 409A, it is intended that any severance amount shall be exempt from the requirements of Code section 409A by reason of either (1) the exemption set forth in Treas. Regs. 1.409A-1(b)(9)(iii) or (2) the short-term deferral rule under Treas. Regs. 1.409A-1(b)(4).
(iii)          In the event that Employee's employment terminates under any circumstance other than as described in Section 5(f)(i), then the Company shall not be obligated to provide any Termination Benefits to Employee or to provide any other severance, termination or similar payments or compensation or benefits, regardless of any general or other policy, plan or practice as to severance or employment termination in effect from time to time, other than Base Salary earned but unpaid through the date of such termination.
(iv)          Notwithstanding anything to the contrary set forth herein, the obligation to pay any Termination Benefits is expressly conditioned upon:  (A) the execution by Employee and delivery to the Company of, and the effectiveness (after the expiration of any and all revocation and cancellation periods and rights) of, a separation agreement and general release from Employee, in such form as shall be required by the Company (the "Release"); (B) Employee's return of all Company property to the Company; and (C) Employee's resignation from all positions with the Company and any affiliated company.  In no event shall any Termination Benefits be payable unless and until the Release becomes effective and all statutory rights to rescind, revoke or terminate the Release have expired unexercised.
(v)          Any Termination Benefits paid hereunder shall be in lieu of any other claim by Employee for compensation whether under this Agreement, or under any wage continuation law or at common law or otherwise, or any and all claims to severance or similar payments or benefits which Employee may otherwise have or make, except that Employee may still seek unemployment insurance.  Without limiting any other rights or remedies which the Company may have, the Company shall be under no obligation to pay any Termination Benefits, and Employee shall immediately reimburse the Company in full for any and all Termination Benefits paid to Employee hereunder if Employee violates any of the provisions of Section 7.
  (g)          Parachute Provisions.  Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Code, and without regard to whether such payments would subject Employee to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments.  The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made by the Company's independent auditors.  In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 5(g)), the amount of such underpayment or overpayment will be immediately paid by the Company to Employee or refunded by Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).
6.            Deductions and Withholding.  Employee agrees that the Company shall be entitled to withhold from any and all payments required to be made to Employee pursuant to this Agreement all federal, state, local and/or other taxes which it determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.
7.            Restrictive Covenants.
  (a)          For and in consideration of the Company's employment of Employee as set forth in this Agreement, including, but not limited to, the compensation and benefits provided to Employee pursuant to Sections 3 and 4, the adequacy and sufficiency of which are hereby irrevocably acknowledged by Employee, Employee agrees that Employee shall not, and shall not permit any person or entity directly or indirectly controlled by Employee (alone or together with others) (the "Employee Affiliates") to, directly or indirectly (including, without limitation, through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by having any interest, as a stockholder, lender, investor, agent, consultant, employee, partner or otherwise, in or with respect to any other person or entity) do any of the following:
(i)          during the period of Employee's employment with the Company and for 12 months following the date of termination of Employee's employment for any reason (the "Restricted Period"), own, manage, operate, control, invest in, participate in, provide consulting services to, or be involved or associated with in any capacity, any person or entity that competes directly or indirectly with the business conducted by the Company or proposed to be conducted by the Company during the time Employee was employed by the Company or during the Restricted Period, within the geographical areas in which the Company is doing business or proposes to do business at the time of Employee's termination of employment; provided that the foregoing shall not prohibit Employee and Employee Affiliates from owning in the aggregate less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.  Employee acknowledges that the Company conducts business on a nationwide and international basis, that its sales and marketing prospects are for expansion into national and international markets not currently penetrated and that, therefore, the territorial and time limitations set forth in this Section are reasonable and properly required for the adequate protection of the business of the Company;
(ii)          during the Restricted Period: (A) solicit, encourage or entice any client, customer, vendor, licensee, licensor, consultant or supplier of or to the Company to cease to do business with, or to reduce or modify the business such person or entity has done with or intends to do with, or to end, reduce or modify any relationship or proposed relationship of such person or entity with, the Company, or (B) interfere with, disrupt or attempt to disrupt or otherwise jeopardize any relationship of the Company with any client, customer, vendor, licensee, licensor, consultant or supplier or any other person or entity with whom the Company has a business relationship;
(iii)          during the Restricted Period, encourage, entice or induce any person who at the time of Employee's termination of employment or at any time during the 18-month period immediately preceding such termination is or was an employee of, or a consultant to, the Company to leave the employ of, or to terminate any such consulting arrangement with, the Company, or, with respect to any such employee or consultant who is then an employee of or consultant to the Company, to become an employee of, or consultant to, any other person or entity, or employ or retain any such person; or
(iv)          during the Restricted Period and at all times thereafter, disparage, criticize or make statements which may be perceived as negative, detrimental or injurious to the Company, or any of the management, owners, business, policies or practices of the Company.
  (b)          Employee acknowledges and agrees that Employee's employment by the Company necessarily will involve Employee's understanding of and access to trade secrets and confidential or proprietary information and property, and personal information pertaining to the business and affairs of the Company, and its licensors, clients, customers, licensees, consultants and suppliers of or to any of them, including, without limitation, data, databases, know-how, trade secrets, marketing plans and opportunities, cost and pricing information, strategies, forecasts, licensee and customer lists, reports and surveys, concepts and ideas, computer software, systems and programs (including source code and documentation), and techniques and technical information, whether acquired by, or provided or made available to, Employee before, on or after the date of this Agreement by reason of Employee being or having been an employee of the Company and Employee agrees to keep all such information confidential.  Employee and the Company have entered into that certain Employee Confidentiality and Invention Agreement dated as of the date hereof (the "Confidentiality Agreement") and attached hereto as Exhibit B, the terms and conditions of which are incorporated by reference herein and made a part hereof.  The terms and provisions of this Agreement shall control and govern in respect of any conflict between the terms of this Agreement and the Confidentiality Agreement.
  (c)          Employee represents that his employment with the Company will not violate or conflict with any obligations to any previous employer or other party, including without limitation, obligations relating to nondisclosure, proprietary information, non-competition and non-solicitation.
  (d)          Because irreparable harm would be sustained by the Company in the event that there is a breach by Employee of any of the terms, covenants and agreements set forth in this Section 7, in addition to any other rights and remedies that the Company may otherwise have, the Company shall be entitled to obtain specific performance and/or injunctive relief against Employee from any court of competent jurisdiction, without making a showing that monetary damages would be inadequate and without the requirement of posting any bond or other security whatsoever, in order to enforce or prevent any breach or threatened breach of any of the terms, covenants and agreements set forth in this Section 7.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys' fees and expenses and costs of suit.
  (e)          Employee acknowledges that: (i) the enforcement of any of the restrictions on Employee or any other provisions contained in this Section 7 (the "Restrictive Covenants") against Employee would not impose any undue burden upon Employee; and (ii) none of the Restrictive Covenants are unreasonable as to duration or scope.  If notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason (including, without limitation, any provision which may be held unenforceable because of the scope, duration or area of its applicability), unless narrowed by construction, such provision shall, as to such jurisdiction, be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn so as not to be invalid, prohibited or unenforceable (and the court making any such determination as to any provision shall have the power to, and shall, modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form in such jurisdiction only).  If, notwithstanding the foregoing, any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective only to the extent of such invalidity, prohibition or unenforceability, without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.
  (f)          In the event that Employee's employment with the Company is terminated for any reason and Employee thereafter obtains employment or engagement by another person or entity (a "Subsequent Employer"), Employee agrees to advise such Subsequent Employer of Employee's continuing obligations under this Agreement.
  (g)          The Restricted Period and any additional periods thereafter under this Section 7 shall be tolled and shall cease to run during the period of any violation by Employee of any of the Restrictive Covenants.
  (h)          Each of the obligations of Employee under this Section 7 shall survive the termination of this Agreement and Employee's employment by the Company for any reason whatsoever.
8.            No Conflicts.  Employee represents and warrants that Employee is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit Employee from undertaking or performing services for the Company.  Employee hereby acknowledges that Employee has not foregone any other opportunity, financial or otherwise, in connection with Employee's execution and delivery of this Agreement or Employee's rendering of services to the Company.
9.            Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service; (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, by certified or registered mail, return receipt requested, postage and fees prepaid; or (d) on the date of transmission (subject to written confirmation of receipt), if sent by facsimile or e-mail .pdf to the other party hereto.  Any such notice, if to Employee, shall be sent to Employee's address set forth on the signature page hereto or Employee's principal residence address then known to the Company, and, if to the Company, shall be sent to the Chairman of the Board.  A copy of all notices sent by Employee to the Company pursuant to this Agreement shall also be sent to Duane Morris LLP, 30 South 17th Street, Philadelphia, PA  19103, Attn: Kathleen M. Shay.  Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party in the manner hereinabove provided.
10.          Assignability and Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns, but the obligations of Employee may not be delegated or assigned.  Employee shall not be entitled to assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights or obligations hereunder, and any such attempted delegation or disposition shall be null and void and without effect.  It is hereby acknowledged and agreed that the Company shall have the right to assign all or any part of its rights in respect of the covenants and agreements set forth in Section 7 of this Agreement to one or more direct or indirect acquirors of any of the assets or business of, or control of, the Company, and that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and in such event may be assumed by any assignee of or successor to the Company.
11.          Waiver and Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of either party to this Agreement to comply with any obligation, covenant, agreement or condition herein may be waived by the other party hereto only by written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.
12.          Entire Agreement; Amendments.  This Agreement and the Confidentiality Agreement referenced herein sets forth the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and is expressly intended to supersede any and all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  With respect to the subject matter hereof, no representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.  This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.

13.          Headings, Construction, Interpretation.  The captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." When used in this Agreement, words such as "herein", "hereinafter", "hereof", "hereto", and "hereunder" shall refer to this Agreement as a whole, unless the context clearly requires otherwise.  The use of the words "either" and "any" shall not be exclusive.
14.          Code Section 409A.  This Agreement shall be interpreted and administered to the extent practicable in a manner consistent with the following statement of intent: All benefits and compensation payable to Employee pursuant to this Agreement are intended to be exempt from the definition of "nonqualified deferred compensation plan" or "deferral of compensation" under Code Section 409A in accordance with one or more exemptions available under the Treasury Regulations promulgated under Code Section 409A.  To the extent that any benefit or payment is or becomes subject to Code Section 409A, this Agreement is intended to comply with the requirements of Code Section 409A as applicable to such benefit or payment.
15.          Governing Law; Venue.  This Agreement and the legal relations among the parties shall be governed by the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.  Any litigation arising in connection with or related to this Agreement or any of the subject hereof shall be tried solely by and in the United States District Court for the Eastern District of Pennsylvania, provided that, if such litigation shall not be permitted to be tried by such court, then such litigation shall be held solely in the state courts of Pennsylvania sitting in Montgomery County.  Each party hereto irrevocably consents to and confers personal jurisdiction on the United States District Court for the Eastern District of Pennsylvania, or, if (but only if) the litigation in question shall not be permitted to be tried by such court, on the state courts of Pennsylvania sitting in Montgomery County, and expressly waives any objection to the venue of such court, as the case may be, and any argument that any case filed should be transferred to a more convenient forum.
16.          Mutual Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT, OR THE EMPLOYMENT OF EMPLOYEE, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  EACH PARTY HERETO AGREES THAT EITHER OF THEM MAY FILE A COPY OF THIS AGREEMENT UNDER SEAL WITH THEY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
17.          Knowing and Voluntary Agreement.  The parties to this Agreement acknowledge and agree that each of them has had a full and fair opportunity to carefully read and review the terms and provisions of this Agreement and consult with their own attorney concerning the meaning and effect of this Agreement.  By executing this Agreement, each of the parties hereto represents, acknowledges, and agrees that such party fully understands his or its right to discuss all aspects of this Agreement with his or its own attorney, that to the extent he or it wanted to talk to his or its attorney he or it has availed himself or itself of that right, that he or it has carefully read and fully understands all the provisions of this Agreement, and that he or it is knowingly and voluntarily entering into this Agreement and signing it of his or its own free will.
18.          Interpretation.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement.  No provision of this Agreement shall be construed against either party on the grounds that such party or its counsel drafted that provision.
19.          Counterparts; Signatures.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one Agreement.  This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission, shall be treated in all manner and respects as an original Agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of either party hereto the other party hereto shall re-execute original forms thereof and deliver them to such requesting party.  No party hereto shall raise the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

[Balance of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:

STRATA Skin Sciences, Inc.

By: /s/ Jeffrey F. O'Donnell
      Jeffrey F. O'Donnell,
      Chairman of the Board

EMPLOYEE:

  /s/ Frank J. McCaney-----------
Frank J. McCaney

EXHIBIT A
Other Activities
Member, Board of Directors, Diasome Pharmaceuticals
Member, Board of Directors, D3D Technology

A-1

EXHIBIT B
Confidentiality Agreement
This EMPLOYEE CONFIDENTIALITY AND INVENTION AGREEMENT is made, as of October 31, 2016, by and between STRATA Skin Sciences, Inc. (the "Company"), a Delaware corporation, and Frank J. McCaney (the "Employee").
As a result of his employment by the Company, the Employee has had or will have access to and has or will become acquainted with various trade secrets and other proprietary and confidential information and property of the Company, the disclosure or use of which for any purposes other than in the Company's business would unreasonably and unfairly impair the Company's ability to conduct its business profitably.
THEREFORE, as a condition of and in consideration of the Company's employment or continuation of employment of the Employee, the Employee agrees with the Company as follows, intending to be legally bound hereby:
1.          Certain Definitions. For purposes of this Agreement, the terms defined below have the meanings indicated.
1.1          "Affiliate."  "Affiliate" means and includes any of the Company's subsidiaries (whenever formed or acquired), and any corporation, limited liability company, partnership, joint venture, association or other entity in which the Company owns or comes to own more than twenty percent of the voting stock or other ownership interest or which owns or comes to own twenty percent or more of the Company's outstanding common stock, and any of the Company's clients, customers, licensees, licensors, franchisees and franchisors.
1.2          "Confidential Matter."  "Confidential Matter" means and includes the following:
All proprietary, confidential and/or trade secret information of the Company consisting of techniques; formulas; designs; processes; programs; marketing data; equipment; documents; files; electronically recordable data or concepts; computer software and hardware; inventions; improvements; books; papers; compilations of information; records; specifications; names, addresses, names of agents and employees, buying habits and practices of existing and potential clients, customers and other Affiliates; various financial and operating data; names, marketing methods, practices and related information regarding the Company's existing and potential joint venture partners, licensees, licensors, vendors, suppliers and distributors; costs of materials; prices the Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; lists or other written records used in the Company's business; information regarding the Company's financial condition; compensation paid to the Company's consultants and employees and other terms of employment; and any of the foregoing that may have been or may be conceived, originated, discovered or developed by the Company or the Employee or any other employees or consultants of the Company while employed or engaged by the Company or on the basis of or using any Confidential Matter. All of the foregoing are owned and held in strict confidence by the Company or by Affiliates to which the Company has a duty of confidentiality. Nevertheless, "Confidential Matter" excludes any of the foregoing that has entered the public domain through no fault of the Employee, that an authorized executive officer of the Company has authorized for public dissemination, that was known to or possessed by the Employee prior to her employment by the Company and other than through disclosure or delivery by the Company, or that was learned or obtained by the Employee from sources having no duty of confidentiality to the Company that were or are unconnected with and unrelated to his employment by the Company.
2.          Nondisclosure; Property.
2.1          Nondisclosure.  The Employee acknowledges and agrees that, as an employee of the Company, he has had and/or will have access to and has and/or will become acquainted with Confidential Matter, all of which the Employee will regard and protect as trade secrets owned by the Company and all of which are used or contemplated to be used in the Company's business.  The Employee represents, warrants and agrees that, except as required by the Company in the course of his employment with the Company, he will not at any time, whether during or after his employment by the Company (except as may be required to perform Employee's duties under his Employment Agreement or as required by applicable law), directly or indirectly, use or permit others to use, or disclose or communicate to any person or entity, any Confidential Matter, without the prior written consent of the Company's Board of Directors in the particular case.
2.2          Property.  The Employee agrees that he will not make or retain any originals, copies or reproductions of or excerpts from any of the Confidential Matter for his use or the use of others, except as may be required to perform Employee's duties under his Employment Agreement.   Employee agrees to deliver or return to the Company, at the Company's request at any time or upon termination of his employment (regardless of the reason): (a) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company or its Affiliates or prepared by Executive during the term of his employment by the Company, regardless of whether Confidential Matter is contained therein; and (b) all physical property of the Company or its Affiliates which Executive received in connection with his employment with the Company including, without limitation, credit cards, passes, door and file keys, and computer hardware and software existing in tangible form.
2.3          The Defend Trade Secrets Act of 2016 (the "Act") provides that:  (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Act further provides that:  an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual:  (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2.4          Nondisclosure to the Company.  The Employee further represents and warrants that the Employee has not disclosed and will not disclose to the Company or any Affiliate any trade secrets or other proprietary or confidential information that may not lawfully be so disclosed by the Employee, by virtue of the ownership of the same by another person or entity or otherwise.
3.          Inventions, Designs and Patents.
3.1          Disclosure and Assignment of Inventions.  The Employee agrees that he will promptly and fully disclose to the Company all inventions, designs, creations, processes, technical or other developments, improvements, ideas and discoveries (collectively, "Inventions"), whether patentable or not, of which the Employee obtains knowledge or information during his employment with the Company and for a period of one year thereafter and which relate to the existing or contemplated products, services or business of or to any research or experimental, developmental or creative work carried on or contemplated by the Company, whether or not conceived, originated, made, developed or reduced to practice by the Employee alone or with others during regular working hours or at other times. All Inventions are and shall remain the exclusive property of the Company. The Employee agrees that he will assign, and hereby does assign, to the Company or its designee, all of the Employee's right, title and interest in and to all Inventions, whether patentable or not, conceived, originated, made, developed or reduced to practice by the Employee, alone or with others, while he is an employee with the Company.
3.2          Cooperation.  The Employee agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto and to protect the same against infringement by others, all as and to the extent the Company may request and at the Company's expense, for no consideration to the Employee other than the Employee's salary or wages.
3.3          Exceptions.  Sections 3.1 and 3.2 shall not, however, apply to an Invention which the Employee can prove, by clear and convincing evidence, was developed entirely on the Employee's own time without using the Company's or any Affiliate's equipment, supplies, facilities or trade secret information, except for those Inventions that either (a) relate at the time of conception or reduction to practice of the Invention to the Company's business or demonstrably anticipated research or development of the Company, or (b) result from any work performed by the Employee for the Company.  The Employee has provided to the Company a complete and accurate written list, which the Company agrees to keep confidential, of all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by the Employee (whether or not prior to the Employee's employment with the Company) qualifying for the exception in the first sentence of this section 3.3.
4.          Confidential Information of Third Parties.  The Employee acknowledges and understands that, in dealing with existing and potential Affiliates, suppliers, contracting parties and other third parties with which the Company has business relations or potential business relations, the Company frequently receives confidential and proprietary information and materials from such third parties subject to the Company's understanding that the Company will maintain the confidentiality thereof and will require its employees and consultants to do so.  The Employee agrees to treat all such information and materials as Confidential Matter subject to this Agreement.
5.          Injunctive Relief.  The Employee acknowledges and agrees that his failure to perform any of his covenants in this Agreement would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any remedies that may be available with respect to any breach of this Agreement, the Employee consents to the entry of an injunction to restrain any breach of this Agreement.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, to restrain a breach of this Agreement, Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys' fees and expenses and costs of suit.
6.          Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
7.          Headings.  The section headings in this Agreement are for convenience of reference only and are not part of this Agreement.
8.          Notices.  Any notice, consent or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, one day after being deposited for next-day delivery with a nationally recognized overnight delivery service or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at 100 Lakeside Drive, Suite 100, Horsham, PA 19044, and, if to the Employee, at his address appearing in the records of the Company.  Either the Company or the Employee may change its or his address for this purpose from time to time by notice to the other.
9.          Successors.  This Agreement shall inure to the benefit of and bind the Company and the Employee and their respective successors, assigns, heirs, legatees, devisees and personal representatives.
10.          Entire Agreement.  This Agreement contains the entire agreement of the Company and the Employee and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between them, with respect to the subject matter hereof, with the exception of the Employee's Employment Agreement.
11.          Survival.  All agreements, representations, warranties and acknowledgments herein shall survive any termination of the Employee's employment with the Company for any reason.
12.          The Company's Right to Terminate. Nothing herein shall be interpreted to impair or otherwise affect the right and power of the Company to terminate its employment of the Employee, which is at-will, at any time, with or without advance notice and for any or no reason.

13.          Acknowledgement.  THE EMPLOYEE HEREBY WARRANTS AND ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

EMPLOYEE: /s/ Frank J. McCaney Frank J. McCaney
COMPANY: Strata Skin Sciences, Inc. By: /s/ Jeffrey F. O'Donnell Jeffrey F. O'Donnell, Chairman of the Board